KNIGHTSBRIDGE SOLUTIONS LLC

STANDARD RECRUITING AGREEMENT

This Agreement is made this 5th day of October, by and between Technology Resources, Inc. and Knightsbridge Solutions LLC (KSL) a limited liability corporation located at 500 W. Madison Street, Suite 3100 Chicago,.Illinois 60661.

The parties agree as follows.:

Terms: This Agreement constitutes the entire understanding of the parties and supercedes all prior agreements. This Agreement shall be in effect for a period of one (1) year from the above date. Upon KSL’s request, Vendor will provide qualified candidates for consideration for specific employment opportunities (“Candidates” ). Vendor agrees that the sole interface with KSL will be the designated KSL recruiting representative. Vendor may be terminated for failure to observe the terms and conditions of this Agreement or by written notification with or without cause sent to the address below.

Conditions: Vendor agrees to screen candidates prior to submission. Upon request, Vendor will also check references and provide the information obtained, In KSL reference document format (copy enclosed). Vendor further agrees not to solicit KSL employees during this Agreement and for a period of 24 months after termination of the Agreement. Violations of this Agreement will require payment of 100% of the amount of the compensation of the employee solicited.

Fee: To qualify for fee payment, Candidate must accept a regular full time position in KSL’s organization within 12 months of vendor’s submission of written contact information to KSL. Candidate must have no application, resume, or other information on file within the prior 12 months and Candidate must qualify for and comply with all KSL’s then-current standards for employment. THIS IS A CONTINGENCY FEE AGREEMENT, Vendor agrees to charge a fee of 20% of base salary Principals and below and 25% of base salary for Senior principles. Under above conditions, KSL will pay Vendor this one-time fee within 30 days of the actual starting date of the candidate.

Guarantee: Vendor will provide a full refund of the fee paid if Candidate leaves or is terminated within 90 days of the Candidate’s actual start date for any reason. This refund will be paid within 30 days of receipt of written notification of Candidate’s termination. This Agreement shall terminate and Vendor shall provide a full refund of all fees paid to Vendor by KSL in the event Vendor engages, directly or indirectly in any attempt to defraud KSL.

Disputes: Any dispute arising between the parties relating to this Agreement shall be submitted to the American Arbitration Association (“AAA”) in Chicago, Illinois and conducted in accordance with the then-current rules of the AAA. The decisions shall be final and binding and any award(s) may be entered in any court having jurisdiction.

Indemnity: Vendor agrees to protect, defend, indemnify and hold harmless KSL from and against any and all loss, liability, damages, cost, attorney’s fees or other incidental expenses of any kind and nature whatsoever arising out of Vendor’s actual or alleged negligence, wilful misconduct, actions or inaction’s, breach of this Agreement or violation of third parties.

No Agency: This relationship established between KSL and Vendor by this Agreement is that of a vendee to its vendor and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between KSL and Vendor. In no event shall Vendor (or any of its agents or employees) have any right to authority to assume or create any obligation of any kind, whether express or implied, on behalf of KSL. Vendor shall make no warrants or representations on behalf of KSL to Candidates (or any other party) except such as may be approved in writing by KSL.

Accepted For:	Accepted For:
Technology Resources, Inc.	Knightsbridge Solutions, LLC
3066 Landmark Blvd., Suite 1305	500 W. Madison Street
Palm Harbor, FL 34684	Chicago, IL 60661
/s/ William S. Lee	/s/ Nan Weitzman
Signature & Date	Signature & Date
William S. Lee	Nan Weitzman
William S. Lee, President	Nan Weitzman, Director